Exhibit 99.1

Secured Digital Announces First Quarter 2008 Financial Results

Net Income for Three Month Period Ended 3/31/08 Up By 125%

NEW YORK--(BUSINESS WIRE)--Secured Digital Applications, Inc. (OTCBB:SDGL), a provider of mobile communication, outsourced business and information technology consulting services today announced record revenues of $14.5 million in the first quarter of 2008 as a result of increased sales of multimedia and information technology consulting services.

In its quarterly report filed with the Securities and Exchange Commission, the company reported that revenues increased by 40 percent from the first quarter of 2007, a gain of $4.14 million, while gross profits increased by 80 percent from $690,627 to $1,242,457. Net Income was $699,456, compared to $311,100 in the 2007.

	First Quarter 2008	First Quarter 2007	Change

Revenue	$14,509,361	$10,370,802	$4,138,559

Gross Profit	1,242,457	690,627	551,830

Net Income	699,456	311,100	388,356

Comprehensive Income	709,457	369,451	340,006

"Secured Digital’s solid performance in Q1 2008 reaffirms the Company’s underlying strength in its ability to execute on its strategy,” said Chairman and Chief Executive Officer Patrick Lim. “With the introduction of our Bluetooth VoIP (Voice over Internet Protocol) service in China during Q4 2008, we hope to exceed our forecasted revenue and income for 2008.”

About Secured Digital Applications, Inc.:

Secured Digital Applications, Inc. is a provider of mobile communication, outsourced business and information technology consulting services. The Company’s business is organized under two divisions. The first division is involved in multimedia production, information technology, computing consulting and business process outsourcing services; and sale of smarthome and biometric security solutions. The second division is focused on Bluetooth, Global Positioning System and Radio Frequency Identification enabled applications. The Company’s media production includes content for television, the Internet and multimedia presentations. The target market for the Company’s products and services include customers from the United States, Asia and Australia. For more information, please visit www.digitalapps.net, www.eystar.com and www.sdawmedia.com. Information on our websites does not comprise a part of the press release.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, economic downturns, failure to achieve anticipated short- and long-term financial benefits from our business, failure to achieve market demand and acceptance for our products and services and failure to generate sufficient capital or to obtain financing to fund our operations and growth. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

CONTACT:
Secured Digital Applications Inc.
Elwayne Hafen, 303-693-0072
ehafen@digitalapps.net